Mail Stop 7010

      March 28, 2006



Mr. Paul M. Feeney
Chief Financial Officer
AEP Industries Inc.
125 Phillips Avenue
South Hackensack, New Jersey 07606-1546

	RE: 	Form 10-K for the Fiscal Year ended October 31, 2005
		Form 10-Q for the Quarter ended January 31, 2006
                    	File No. 0-14450


Dear Mr. Feeney:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

       	If you have any questions regarding these comments, please direct them to Gus Rodriguez, Staff Accountant, at (202) 551-3752 or, in his absence, Rufus Decker, the undersigned, at (202) 551-3769.



          						Sincerely,



								Rufus Decker
								Branch Chief
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